Exhibit (h)(viii)

TRANSFER AGENT SERVICING AGREEMENT

        THIS AGREEMENT is made and entered into as of this 17th day of December, 2003, by and between FMI Mutual Funds, Inc., a Wisconsin corporation (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

        WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

        WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

        WHEREAS, the Company desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a “Fund”, collectively the “Funds”).

        NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS

USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 of the Investment Company Act of 1940 (“the 1940 Act”).

B.	Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Company’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.	Arrange for issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s current prospectus (“Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company’s custodian.

E.	Pay monies upon receipt from the Company’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder’s instructions.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

H.	Prepare and transmit payments for dividends and distributions declared by the Company with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

J.	Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

K.	Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

L.	Mail shareholder reports and Prospectuses to current shareholders.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.	Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

O.	Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal tax laws and regulations.

P.	Provide a Blue Sky system that will enable the Company to monitor the total number of shares of the Fund sold in each state. In addition, the Company or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of USBFS for the Company’s Blue Sky state registration status is solely limited to the initial compliance by the Company and the reporting of such transactions to the Company or its agent.

Q.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Company.

R.	Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit C hereto.

3.	Representations of USBFS

USBFS represents and warrants to the Company that:

A.	It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;

B.	It is a registered transfer agent under the Exchange Act.

C.	It is duly qualified to carry on its business in the State of Wisconsin;

D.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

E.	All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;

F.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

G.	It will comply with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

4.	Representations of the Company

The Company represents and warrants to USBFS that:

A.	The Company is an open-end investment company under the 1940 Act;

B.	The Company is a Corporation organized, existing, and in good standing under the laws of Wisconsin;

C.	The Company is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement;

D.	All necessary proceedings required by the Declaration of Trust have been taken to authorize it to enter into and perform this Agreement;

E.	The Company will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

F.	A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Company being offered for sale.

5.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Company shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of assets and property of the particular Fund involved.

6.	Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees of the Company (the “Board of Trustees” or “Trustees”).

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’s control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

7.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Company’s shareholders with any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

8.	Anti-Money Laundering Program

The Company acknowledges that it has had an opportunity to review, consider and comment upon the procedures provided by USBFS describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the “Monitoring Procedures”) as well as written procedures for verifying a customer’s identity (the “Customer Identification Procedures”), together referred to as the “Procedures,” and the Company has determined that the Procedures, as part of the Company’s overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

Based on this determination, the Company hereby instructs and directs USBFS to implement the Procedures on the Company’s behalf, as such may be amended or revised from time to time.

It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s anti-money laundering responsibilities.

USBFS agrees to provide to the Company:

(a)	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Company or any shareholder of the Fund;

(b)	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Company agrees not to communicate this information to the customer;

(c)	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring on behalf of the Company;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

(e)	An annual report of its monitoring and customer identification activities on behalf of the Company. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Company as may be agreed to from time to time by USBFS and the Company.

The Company hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Company.

9.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

10.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

12.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

13.	Data Necessary to Perform Services

The Company or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Company, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

14.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

15. Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below: Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC 615 East Michigan Street Milwaukee, WI 53202

and notice to the Company shall be sent to:

FMI Mutual Funds, Inc. 225 E. Mason St. Milwaukee, WI 53202

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FMI MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Donald S. Wilson	By: /s/ Gail M. Zess
Title: Vice President and Secretary	Title: Vice President

Exhibit A
to the
Transfer Agent Servicing Agreement

Fund Names

Separate Series of FMI Mutual Funds, Inc.

Name of Series	Date Added
FMI Provident Trust Strategy Fund	2/1/1995
FMI Winslow Growth Fund	6/30/1995
FMI Woodland Small Capitalization Value Fund	9/15/1996
FMI Sasco Contrarian Value Fund	9/17/1997
FMI Knappenberger Partners Growth Fund	9/30/1999

Exhibit B to the Transfer Agent Servicing Agreement

TRANSFER AGENT & SHAREHOLDER SERVICES
FIDUCIARY/FMI FUNDS
ANNUAL FEE SCHEDULE-EFFECTIVE 10/01/2003

Service Charges to the Fund*	Service Charges to Investors
Shareholder Account Fee (Subject to Minimum)	Qualified Plan Fees (Billed to Investors)
No-Load - $15.00 /account	$15.00 /qualified plan acct (Cap at $30.00/SSN)
Closed Accounts - $5.00 /account	$15.00 /Coverdell ESA acct (Cap at $30.00/SSN)
Annual Minimum	$25.00 /transfer to successor trustee
$24,000 FMI Focus fund	$25.00 /participant distribution (Excluding SWPs)
$15,000 Large Cap, Common tock,	$25.00 /refund of excess contribution
Provident Trust, Winslow Growth, Woodland, Sasco	Additional Shareholder Fees (Billed to Investors)
Contrarian, Knappenberger	$15.00 /outgoing wire transfer
$15.00 /overnight delivery
$ 5.00 /telephone exchange
$25.00 /return check or ACH
Activity Charges	$25.00 /stop payment
Telephone Calls - $1.50 /call	$ 5.00 /research request per account (Cap at
E-mail Services	$25.00/request) (For requested items of the second
$200 /month administration	calendar year [or previous] to the request)
$3.00 /e-mail received
Draft Check Processing - $1.00 /draft
Daily Valuation Trades - $6.75 /trade	Technology Charges
Lost Shareholder Search - $5.00 /search	1. Fund Group Setup (first cusip) - $2,000 /fund group
AML Base Service (excl Level 3 accounts)	2. Fund Setup - $1,500 /cusip (beyond first cusip)
0-999 accounts - $500.00/year	3. NSCC Service Interface - All NSCC Services
1,000-4,999 accounts - $1,000/year	Setup - $1,500 /fund group
5,000-9,999 accounts - $2,500/year	Annual - $1,400 /cusip/year
10,000+ accounts - $5,000/year	4. Telecommunications and Voice Services
AML New Account Service - $1.00/new domestic	Service Setup - $1,650 ATT transfer connect
accounts and $2.00/new foreign account	VRU Setup - $500 /fund group
ACH/EFT Shareholder Services:	VRU Maintenance - $100 /cusip/month
$125.00 /month/fund group	$.35 /voice response call
$ .50 /ACH item, setup, change	$.40 /voice recognition call
$5.00 /correction, reversal	5. Asset Allocation Services - $8.00 /account
group/year (4 reallocations)
Out-of-pocket Costs - Including but not limited to:	6. 12b-1 Aging - $1.50 /account/year
Telephone toll-free lines, call transfers, etc	7. Average Cost - $.18 /account/year 1--$.36 Effective
Mailing, sorting and postage	10/01/04 and thereafter
Stationery, envelopes	8. Development/Programming - $150 /hour
Programming, special reports	9. File Transmissions - subject to requirements
Insurance, record retention, microfilm/fiche	10. Selects - $300 per select
Proxies, proxy services	11. Extraordinary services - charged as incurred
ACH fees, NSCC charges	Conversion of Records (if necessary) - Estimate to
All other out-of-pocket expenses	be provided.
Custom processing, re-processing
Fees are billed monthly	All other extraordinary services
* Subject to CPI increase.

Exhibit C
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

        USBFS will reimburse each Fund for any net material loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed on a monthly basis for the amount necessary to bring the net material loss to a level not more than $.0045.

        USBFS will reimburse each Fund immediately, to a level under the materiality threshold, for any material loss which impacts a Fund’s net asset value per share by more than 1 cent.

        USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

FMI MUTUAL FUNDS, INC.
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

        THIS AMENDMENT dated as of ______ ___, 2004, to the Transfer Agent Servicing Agreement, dated as of December 17, 2003 (the “Agreement”), is entered by and between FMI Mutual Funds, Inc., a Wisconsin corporation (the “Corporation”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

        WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

        WHEREAS, the Corporation intends to create additional funds; and

        WHEREAS, the Corporation and USBFS desire to extend said Agreement to apply to the recently added funds; and

        WHEREAS, Paragraph 8 of the Agreement allows for its amendment by a written instrument executed by both parties.

        NOW, THEREFORE, the parties agree as follows:

        Exhibit A of the Agreement are hereby superceded and replaced with Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC
By: ______________________________	By: ________________________________
Title: ______________________________	Title: ________________________________

Exhibit A
to the
Transfer Agent Servicing Agreement

Fund Names

Separate Series of FMI Mutual Funds, Inc.

Name of Series	Date Added
FMI Provident Trust Strategy Fund
FMI Winslow Growth Fund
FMI Woodland Small Capitalization Value Fund
FMI Sasco Contrarian Value Fund
FMI Knappenberger Partners Emerging Growth Fund
Cortina Small Cap Growth Fund
Cortina Small Cap Opportunity Fund